Exhibit 99.1

中国江苏省无锡市滨湖区旭天科技园36号5楼

5F, Building 36, Xutian Tec-Park, Binhu District, Wuxi, Jiangsu, P.R.China.

电话/Tel: (0510) 8355 3777 传真/Fax: (0510) 8355 3777

January 26 th, 2022

To: U-BX Technology Ltd.

Zhongguan Science and Technology Park

No. 1 Linkong Er Road, Shunyi District, Beijing

People’s Republic of China

+86 10 0651-20297

Dear Sir or Madam,

We are qualified lawyers of the People’s Republic of China (the “PRC” or “China”, and for the purpose of this Opinion only, the PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and are qualified to issue this Legal Opinion on the laws and regulations of the PRC effective as of the date hereof (the “Opinion”).

We are acting as the PRC counsel for U-BX Technology Ltd. (the “Company”), solely in connection with (i) the Company’s registration statement on Form-1, including all documents or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, relating to the initial public offering (the “Offering”) by the Company of a certain number of the Company’s ordinary shares, and (ii) the Company’s proposed listing of its ordinary shares on the Nasdaq Global Market.

A. Documents and Assumptions

In rendering this Opinion, we have examined the originals or copies of the documents as we have considered necessary or advisable purpose of rendering this Opinion. Where certain facts were not independently established by us, we have relied upon certificates or statements issued or made by relevant government authorities in the PRC and appropriate representatives of the Company (the “Documents”). In giving this Opinion, we have made the following assumptions:

(a)  that any document submitted to us remains in full force and effect up to the date of this Opinion and has not been amended, varied, cancelled or superseded by any other document after they were submitted to us for the purpose of this Opinion;

(b)  that all documents submitted to us as originals are authentic and that all documents submitted to us as copies conform to their originals;

(c) that all documents submitted to us have been duly and validly authorized, executed and delivered by all of the parties thereto other than the Company and such parties to the documents have full legal right, power and authority to enter into, and have duly executed and delivered such documents;

(d) that the signatures, seals and chops on the documents submitted to us are genuine;

(e) that all the relevant information and materials have been provided to us by the Company to the extent true, accurate, complete and not misleading, and that the Company has not withheld anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part;

(f) that any consents, licenses, certificates, filings, permits, approvals, waivers, exemptions, authorizations and other official statement or documentation were obtained from competent PRC Authorities by lawful means; and

(g) that all documents submitted to us are legal, valid, binding and enforceable under all such laws as govern or relate to them, other than PRC laws.

B. Definitions

In addition to the terms defined in the context of this Opinion, the following capitalized terms used in this Opinion shall have the meanings ascribed to them as follows.

Government Agencies

means any national, provincial or local government, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or any body exercising, or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or taxing authority or power of similar nature in the PRC.

Governmental Authorization

means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, declaration, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Government

Agency pursuant to any PRC Laws.

M&A Rules

means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which was issued by six PRC regulatory agencies, namely, the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”), and the State Administration for Foreign Exchange, on August 8, 2006 and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009.

PRC Laws

means all applicable national, provincial and local laws, regulations, rules, notices, orders, decrees and supreme court judicial interpretations in the PRC currently in effect and publicly available on the date of this Opinion.

VIE	Youjiayoubao (Beijing) Technology Limited

VIE’s Subsidiaries	Jiangsu Jingmo Technology Co., Ltd., Jiangsu Youchehubao Technology Co., Ltd.,Jiangsu YJYC Technology Co., Ltd.andRudongyoujiaSmart TechnologyCo., Ltd.
WFOE	Beijing Lianghua Technology Co., Limited
PRC Entities	WFOE,VIE and VIE’s Subsidiaries
VIE Agreements	means various documents listed on Appendix A.

C. Opinions

Based on our review of the Documents and subject to the Assumptions and the Qualifications, we are of the opinion that:

(a) Corporate Structure. Each of the PRC Entities has been duly incorporated and is validly existing under applicable PRC laws. Based on our understanding of the current PRC laws, the descriptions of the corporate structure and contractual agreements of the PRC Entities as set forth in the Registration Statement under the captions “Prospectus Summary” and “Corporate History and Structure” are true and accurate in all material respects and nothing has been omitted from such description which would make it misleading in any material respect. The corporate structure of the Company, before and after the Offering, including the ownership structure of the Company and each of the PRC Entities, individually or in the aggregate, is in compliance with the PRC laws. Based on our understanding of PRC Laws, each of the VIE Agreements is legal, valid and binding, and enforceable in accordance with its terms and applicable PRC Laws. Each of the parties to the VIE Agreement has full power and authority and legal right to enter into, execute, deliver and perform his/her/its obligations in respect of the VIE Agreement to which it is a party, and has duly authorized, executed and delivered each of the VIE Agreements which it is a party.

To the best of our knowledge after due inquiry, none of PRC Entities is in material breach or default in the performance of the VIE Agreements to which it is a party as of the date hereof.

The due execution, delivery and performance of each of the VIE Agreements by the PRC Entities and the other parties thereto, and the due consummation of the transactions contemplated thereunder, do not (A) result in any violation of the business license, articles of association, approval certificate or other constitutional documents (if any) of any of the PRC Entities; or (B) result in any violation of any explicit requirements under the PRC Laws. No Governmental Authorization is required under any PRC Laws in connection with the due execution, delivery or performance of each of the VIE Agreements other than those already obtained.

However, there are substantial uncertainties regarding the interpretation and application of current PRC Laws, and there can be no assurance that the PRC government will ultimately take a view that is consistent with our opinion stated above.

(b) M&A Rules. Based on our understanding of the explicit provisions of the PRC Laws as of the date hereof, given that (i) the CSRC has not issued any definitive rule or interpretation concerning whether the Offering is subject to the M&A Rules; (ii)no provision in the M&A Rules classifies the VIE Agreements as a type of acquisition transaction falling under the M&A Rules; we are of the opinion that the M&A Rules and related regulations do not require that the Company obtain a prior approval from the CSRC for the Offering and listing and trading of the ordinary shares on the Nasdaq Global Market. However, there are substantial uncertainties as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and our opinions stated above are subject to any new PRC Laws or detailed implementations and interpretations in any form relating to the M&A Rules, and there can be no assurance that the PRC government will ultimately take a view that is consistent with our opinion stated above.

(c) Foreign Exchange Registration. As of the date of this Opinion, some of the Company’s shareholders have completed Circular 37 Registration and are in compliance. Some of the Company’s beneficial owners, who are PRC residents, have not completed the Circular 37 Registration. All the Company’s significant shareholders, directors and officers have completed Circular 37 Registration. The Chinese resident shareholders’ failure to comply with Circular 37 registration may result in restrictions being imposed on part of foreign exchange activities of the offshore special purpose vehicles, including restrictions on its ability to receive registered capital as well as additional capital from Chinese resident shareholders who fail to complete Circular 37 registration; and repatriation of profits and dividends derived from special purpose vehicles to China, by the Chinese resident shareholders who fail to complete Circular 37 registration, are also illegal. In addition, the failure of the Chinese resident shareholders to complete Circular 37 registration may subject each of the shareholders to fines less than RMB50,000.

(d)Legal Proceedings. As of the date of this prospectus, none of the Company, or the PRC Entities has been involved in any legal or administrative litigation that may have a material adverse effect on the company’s business, balance sheet, operating performance and cash flow.

(e) Enforceability of Civil Procedures. The recognition and enforcement of foreign judgments are primarily provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on the principle of reciprocity between jurisdictions. The PRC does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments as of the date hereof. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of the PRC laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

(f) Taxation. The statements made in the Registration Statement under the caption “Taxation--People’s Republic of China Taxation” with respect to the PRC tax laws and regulations, constitute true and accurate descriptions of the matters described therein in all material aspects.

(g) Statement in the Prospectus. All statements set forth in the Prospectus under the captions “Prospectus Summary”, “Risk Factors”, “Use of Proceeds”, “Dividend Policy”, “Enforceability of Civil Liabilities”, “Corporate History and Structure”, “Business”, “Regulations”, and “Taxation--People’s Republic of China Taxation”, in each case insofar as such statements describe or summarize PRC legal or regulatory matters, are true and accurate in all material aspects, and are fairly disclosed and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in any material aspects.

D. Qualifications

Our opinion expressed above is subject to the following qualifications:

(a) Our opinion is limited to the PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC.

(b) The PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

(c) This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(d) This Opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, and there can be no assurance that the Government Agencies will ultimately take a view that is consistent with our opinion stated above.

(e) We may rely, as to the matters of fact, to the extent we deem proper, on certificates and confirmation of responsible officers of the PRC Entities and PRC government officials.

(f) This Opinion is intended to be used in the context which is specially referred to herein and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to the Registration Statement, and to the reference to our name in such Registration Statement.

This Opinion is rendered at the request of and solely for the benefit of U-BX Technology Ltd. in connection with the above matters. This Opinion may not be relied upon, quoted or referred to for any other purpose or released upon by or furnished to any other person without our prior written consent.

Yours faithfully,

/s/ Jiangsu Junjin Law Firm
Jiangsu Junjin Law Firm

Appendix A

VIE Agreements

1. Business Cooperation Agreement entered into by Beijing Lianghua Technology Co.,Ltd.and Youjiayoubao (Beijing) Technology Co., Ltd. On August 16th, 2021;

2.Consultation and Services Agreement entered into by Beijing Lianghua Technology Co., Ltd. and Youjiayoubao (Beijing) Technology Co., Ltd. On August 16th, 2021;

3.Equity Pledge Agreements entered into by JianChen, MingfeiLiu, NanJiang, JiaguoSong, ZiYao, Zhuhai Columbus Information Consulting Center (Limited Partnership),BeijingLianghua Technology Co., Ltd. and Youjiayoubao (Beijing) Technology Co., Ltd. on August 16th, 2021;

4. Equity Option Agreements entered into by JianChen, MingfeiLiu, NanJiang, JiaguoSong, ZiYao, Zhuhai Columbus Information Consulting Center (Limited Partnership),BeijingLianghua Technology Co., Ltd. and Youjiayoubao (Beijing) Technology Co., Ltd. on August 16th, 2021;

5. Voting Rights Proxy and Financial Supporting Agreements entered into by JianChen, MingfeiLiu, NanJiang, JiaguoSong, ZiYao, Zhuhai Columbus Information Consulting Center (Limited Partnership),Beijing Lianghua Technology Co., Ltd. And Youjiayoubao (Beijing) Technology Co.,Ltd. on August 16th, 2021.